EXHIBIT 24.0

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Marco A. Emrich and Michael A. Mulshine, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marco A. Emrich	Chief Executive Officer and	April 18, 2001

Marco A. Emrich	President

/s/ William K. Williams	Chief Financial Officer and	April 18, 2001

William K. Williams	Vice President

/s/ Laurence L. Osterwise Laurence L. Osterwise	Chairman of the Board of Directors	April 18, 2001

/s/ R. Barry Borden R. Barry Borden	Vice Chairman of the Board of Directors	April 18, 2001

/s/ Michael A. Mulshine	Director and Secretary	April 18, 2001

Michael A. Mulshine

/s/ David S. Hirsch	Director	April 18, 2001

David S. Hirsch

/s/ James C. Sargent	Director	April 18, 2001

James C. Sargent

/s/ Robert M. Shapiro	Director	April 18, 2001

Robert M. Shapiro